Exhibit 99.13

THIS NOTICE IS IMPORTANT NOTICE OF REDEMPTION AND DELISTING OF NOTES

Finance & Credit Ukraine B.V.
(a private company with limited liability
incorporated under the laws of The Netherlands, the Issuer)

U.S.$100,000,000 (representing an economic value on maturity of U.S.$95,000,000 following the application of a pool factor of 0.95 by the clearing systems) 10.5% loan participation notes due 2014 with ISIN: XS0275465879 and Common Code: 027546587 (the Notes)

24 January 2014

NOTICE IS HEREBY GIVEN that on 23 January 2014 the Notes were redeemed in whole by the Issuer, in accordance with the Exchange Offer (on the terms and conditions set out in the exchange offer and consent solicitation memorandum dated 26 November 2013, as amended on 10, 13, 17, 19, 27 and 31 December 2013) in respect of those Notes validly offered for exchange pursuant to the Exchange Offer and following the Issuer’s notice dated 17 January 2014 confirming the Issuer’s intention to redeem the Notes in accordance with Condition 5.8 (Additional Redemption at the Option of the Issuer) of the terms and conditions of the Notes in respect of those Notes not validly offered for exchange pursuant to the Exchange Offer.

NOTICE IS FURTHER HEREBY GIVEN that the Issuer has requested the Irish Stock Exchange to remove the Notes from the Main Securities Market of the Irish Stock Exchange.

This notice is effective 24 January 2014.

Questions and requests for assistance in connection with this announcement may be directed to VTB Capital plc, attention: Global Head of Syndicate on e-mail: vtb.dcm@vtbcapital.com, telephone: +44 20 3334 8029, facsimile: +44 20 3334 8960; and Lucid Issuer Services Limited, Attention: David Shilson, on e-mail: fcbank@lucid-is.com and telephone: +44 20 7704 0880.